AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1999
                                                REGISTRATION NO. 333-69453

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             -----------------------

                             PRE-EFFECTIVE AMENDMENT
                              NO. 1 TO REGISTRATION
                                  STATEMENT ON
                                    FORM S-3

                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                          WILMINGTON TRUST CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   51-0328154
                      (I.R.S. Employer Identification No.)

    Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-0001
                                 (302-651-1000)

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Thomas P. Collins
                          Vice President and Secretary
                          Wilmington Trust Corporation
                               Rodney Square North
                            1100 North Market Street
                           Wilmington, Delaware 19890

 (Name, address, including zip code, and telephone number, including area code, of agent for service)


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                        ------------------------

      If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ___

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

------------------------

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS     AMOUNT TO BE    PROPOSED MAXIMUM    AMOUNT OF
OF SECURITIES TO BE     REGISTERED      AGGREGATE OFFERING  REGISTRATION FEE(1)
REGISTERED                              PRICE(1)

Common Stock              5,700 (2)     $319,556.25         $     88.84
(Par Value $1.00
per share)

Common Stock              6,000 (2)      336,375.00               93.51
(Par Value $1.00
per share)
                         ------         -----------             -------


Total                    11,700         $655,931.25             $182.35(3)
                         ======         ===========             =======




(1) Estimated solely for the purpose of determining the registration fee, calculated on the basis of the proposed aggregated maximum offering price of the common stock; based on the average of the high and low sales prices of the Corporation's common stock on the Nasdaq National Market System on December 16, 1998. Registration fee is calculated pursuant to Rule 457(c).

(2) Pursuant to Rule 416 under the Securities Act, also includes an indeterminate number of additional shares of common stock that may become issuable upon exercise of options to purchase 11,700 shares of common stock as a result of anti-dilution provisions contained in the options. These additional shares are not included in the above table.

(3)   Paid previously.


      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
================================================================================

PROSPECTUS


                          WILMINGTON TRUST CORPORATION

                          11,700 SHARES OF COMMON STOCK


      The Selling Shareholders listed on pages 8 and 9 below currently hold options to acquire 5,700 shares of Wilmington Trust Corporation common stock. This prospectus covers the resale by those Selling Shareholders of the shares they may acquire upon exercise of those options from time to time. This prospectus also covers the possible grant of options under our 1996 Long-Term Incentive Plan to other individuals who are not our full-time employees.

      Wilmington Trust Corporation owns Wilmington Trust Company, the largest full-service bank in Delaware and one of the nation's largest personal trust companies. We also own two other financial institutions, Wilmington Trust of Pennsylvania and Wilmington Trust FSB, and a fourth subsidiary that holds investments in three asset management firms. At December 31, 1998, we had over $100 billion in assets under management or in custody on behalf of customers. Our subsidiaries also engage in investment advising, the sale of securities and insurance and related activities.

      Our principal office is at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. Our telephone number is (302) 651-1000. Our common stock is listed on the New York Stock Exchange under the trading symbol "WL".

      See the caption "Risk Factors" on page 2 through 6 for a description of risks associated with this offering. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      No one, including any salesman or broker, is authorized to provide oral or written information about this offering not included in this prospectus.

-------------------------------

JULY 9, 1999

                                TABLE OF CONTENTS

                                                            PAGE



Risk Factors                                                  2
Where You Can Find More Information                           6
Incorporation of Certain Documents by Reference               7
Use of Proceeds                                               8
Selling Shareholders                                          8
Plan of Distribution                                          9
1996 Long-Term Incentive Plan                                11
Legal Matters                                                13
Experts                                                      14



                                  RISK FACTORS

      We operate in a rapidly changing environment that involves numerous risks, some of which are beyond our control. Some of those risks are highlighted below. Readers also should review documents we have filed with the SEC, in particular our Annual Report on Form 10-K for the most recent fiscal year, which identifies important risk factors for us.

1. PRINCIPAL INTEREST RATE AND CREDIT RISKS ASSOCIATED WITH CONSUMER AND COMMERCIAL LENDING.

      The banks we own offer fixed and adjustable interest rates on loans, with terms of up to 30 years. Although the majority of residential mortgage loans our banks originate are fixed-rate, adjustable rate mortgage loans increase the responsiveness of our banks' loan portfolios to changes in market interest rates. However, ARM loans generally carry lower initial interest rates than fixed-rate loans. Accordingly, they may be less profitable than fixed-rate loans during the initial interest rate period. In addition, since they are more responsive to changes in market interest rates than fixed-rate loans, ARM loans can increase the possibility of delinquencies in periods of high interest rates.

      Our banks also originate loans secured by mortgages on commercial real estate and multi-family residential real estate. Since these loans usually are larger than one-to-four family residential mortgage loans, they generally involve greater risks than one-to-four family residential mortgage loans. In addition, since customers' ability to repay those loans often is dependent on operating and managing those properties successfully, adverse conditions in the real estate market or the economy generally can impact repayment more severely than loans secured by one-to-four family residential properties. Moreover, the commercial real estate business is subject to downturns, overbuilding and local economic conditions.

      Our banks also make construction loans for residences and commercial buildings, as well as on unimproved property. While these loans also enable the banks to increase the interest rate sensitivity of their loan portfolios and receive higher yields than those obtainable on permanent residential mortgage loans, the higher yields correspond to the higher risks perceived to be associated with construction lending. Those include risks associated generally with loans on the type of property securing the loan. Consistent with industry practice, our banks sometimes fund the interest on a construction loan by including the interest as part of the total loan. Moreover, commercial construction lending often involves disbursing substantial funds with repayment dependent largely on the success of the ultimate project instead of the borrower's or guarantor's ability to repay. Again, adverse conditions in the real estate market or the economy generally can impact repayment more severely than loans secured by one-to-four family residential properties.

      In the event of slow economic conditions or deterioration in commercial and real estate markets, we would expect increased nonperforming assets, credit losses and provisions for loan losses.


2.    INCREASING COMPETITION FOR DEPOSITS, LOANS AND ASSETS UNDER MANAGEMENT.

      Our banks compete for deposits, loans and assets under management. Many of our banks' competitors are larger and have greater financial resources than us. These disparities have been accelerated with increasing consolidation in the financial services industry. Savings banks, savings and loan associations and commercial banks located in our banks' principal market areas historically have provided the most direct competition for deposits. Dealers in government securities and deposit brokers also provide competition for deposits. Savings banks, savings and loan associations, commercial banks, mortgage banking companies, insurance companies and other institutional lenders provide our principal competition for loans. This competition can increase the rates our banks pay to attract deposits and reduce the interest rates we can charge on loans, and impact our ability to retain existing customers and attract new customers.

      Banks, trust companies, investment advisers, mutual fund companies and insurance companies provide our principal competition for trust and asset management business.


3.    REGULATORY RESTRICTIONS.


      We are subject to a variety of regulatory restrictions in conducting our business by Federal and state authorities. These include restrictions imposed by the Bank Holding Company Act, the Federal Deposit Insurance Act, the Federal Reserve Act, the Home Owners' Loan Act and a variety of Federal and state consumer protection laws.

5.    YEAR 2000 ISSUE.


      We are working to help assure that date-sensitive systems and hardware are prepared for orderly transition to the year 2000 without disrupting our customer accounts and operations.

      We began renovating business application systems in late 1995. We established a Year 2000 Program Management Office ("PMO") to manage our Year 2000 project on an enterprise-wide basis. We conduct project reviews of our Year 2000 efforts with a management steering team, and quarterly meetings with senior management and the Board of Directors.

THE PMO

      The PMO is comprised of project leaders representing information technology and each major business area, such as commercial banking, personal banking, personal trust and private banking, and corporate financial services. This team coordinates the major initiatives and strategies in each constituent's respective area. The initiatives include business risk/impact analysis, information technology, credit risk, vendor management, investment risk, communications and contingency planning.

      We worked with an international consulting firm for approximately six months to assist in our Year 2000 efforts. That firm assisted in implementing the enterprise-wide PMO and strategies to help assure business area readiness, vendor readiness, external communication and contingency planning.

THE PMO MASTER PLAN

      The following is a description and status of each strategy in our Year 2000 program:

INFORMATION TECHNOLOGY

      We are using a project approach the FDIC has endorsed to help assure continuity and efficiency among all our project teams. The approach uses the following five steps: awareness, assessment, renovation, testing and implementation.

O RENOVATION: We have completed assessment and renovation of all of our core critical hardware and software systems. We are continuing through 1999 to renovate some non-core systems that are low-critical internal systems.

   TESTING: We have completed testing of all of our core critical applications. Additionally, we have tested our core applications and infrastructure in a "time machine" environment, in which our mainframe and mid-range computers actually processed in the December 31, 1999 to January 3, 2000 environment and the February 28 and 29 to March 1, 2000 environment. We will continue through 1999 to test some non-core systems that are low-critical internal systems. We also expect to plan for critical dates in the year 2000, assure that future modifications to our software applications do not introduce new date-related problems and provide any production support that may be necessary.

O IMPLEMENTATION: As we have renovated applications, we have implemented Year 2000 versions of software. As a result, the Year 2000 versions of all of our core systems are running in production today.

      In preparing for the Year 2000, we have made technology investments that will improve our ability to support our infrastructure and deliver improved services to our customers. These include installing standard NT desktop personal computers throughout our company, which we completed during the second quarter of 1999, a new wire transfer system, introduction of online banking and improvements in infrastructure to support around-the-clock customer access.

   CREDIT RISK

      Our credit risk strategy includes assessing risks for existing commercial loan relationships over $1 million and assessing all new loan relationships over $1 million. We are evaluating the need to establish additional loan loss reserves, and will continue to monitor existing relationships for Year 2000 readiness into the Year 2000. We do not presently anticipate needing to provide additional loan loss reserves to absorb Year 2000-related credit risk.

   INVESTMENT RISK

      We have evaluated investment risk for trust accounts for which we have investment responsibility, as well as for our own investment portfolio. We have developed an investment risk strategy based on the different types of holdings, such as equity, fixed-income or mutual funds.

   VENDOR MANAGEMENT

      We have corresponded with providers of core services and products through several mailings. We are continuing to assess key critical vendors, such as power and telecommunication companies, with whom we are reviewing their systems renovation, testing, implementation and contingency plans. We are monitoring the status of critical vendors and have developed contingency plans where the potential for vendors to impact the delivery of services to us is high. In addition, we are monitoring the status of regulatory reviews of our major service providers. Where feasible, we have tested critical vendor-supplied products, such as software and hardware, and environmental systems such as air conditioning and elevator systems.

   COSTS

      We estimate that we spent $16.95 million through March 31, 1999 in outside and internal costs toward required modifications, upgrades and replacements of our internal systems and testing. We presently anticipate incurring an additional $6.9 million in 1999 in outside and internal costs; a substantial portion of these costs are associated with completion of PC upgrades, which we completed during the second quarter of 1999. We estimate that, in the year 2000, we will spend $2.0 million in internal costs for production support. We expect these costs to continue to be funded through operating cash flows.

      We devoted approximately 30% of our available application programming and 21% of our total internal information technology resources to the Year 2000 issue in 1998 and the first quarter of 1999. We have deferred some other information technology projects pending resolution of the Year 2000 issue, but do not believe those deferrals will have a material adverse impact on our financial performance or results of operations.

   CONTINGENCY PLANNING

      We have assessed the potential impact of Year 2000 failures on our core business functions and have developed contingency plans where that impact presents a high risk. Business experts and management in each area have validated these plans to ensure their appropriateness. We have incorporated enhancements made through this process into finalized contingency plans which have been approved by our Board of Directors.

      As part of our contingency planning, we are monitoring our liquidity needs as the year 2000 approaches to assure that we have sufficient cash on hand to support any changes in customer activity. In addition, we have supplemented our normal contingency plans to ensure the temporary availability of electricity at our processing facilities.

      We believe we are addressing all key components necessary to resolve the Year 2000 issue. Nevertheless, we cannot determine with complete certainty that all Year 2000 issues affecting us or our vendors or customers are identified and corrected, or the duration, severity or final consequences of any failure. We anticipate that it is possible that we may experience certain operational inconsistencies and inefficiencies. This may result in, among other things, temporary delays in processing customers' checks and payments and other transactions, and could divert our time, attention and financial resources from ordinary business activities. We also could experience the possible failure of certain systems, which may require significant efforts to prevent or alleviate material business disruptions.

   DISCLAIMER

      The discussion above of our efforts and expectations relating to Year 2000 compliance are forward-looking statements. Our ability to achieve Year 2000 compliance and the level of incremental costs associated with that compliance could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' and customers' ability to modify proprietary software and unanticipated problems identified in the ongoing compliance review.

   ADDITIONAL INFORMATION

      Additional information about the Year 2000 issue is available at our Web site at wilmingtontrust.com, or you can call us at (302) 651-1985. You also can send your questions via fax to (302) 651-1990 or e-mail to:
   Year 2000@wilmingtontrust.com.

      In addition, one of our regulators, the FDIC, has an informative site that addresses the Year 2000 and financial institutions for banking customers. You can reach their site at: Year2000@wilmingtontrust.com.

                       WHERE YOU CAN FIND MORE INFORMATION


      We have filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities offered hereby with the SEC in Washington, D.C. This prospectus does not contain all of the information set forth in that registration statement and its exhibits. Certain of our financial and other information is contained in the documents indicated below under the caption "Incorporation of Certain Documents by Reference." That information is not presented in this prospectus or delivered with it. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits.

      Statements contained in this prospectus regarding the contents of any contract or other document referred to may not necessarily be complete. In each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference.

      You may inspect a copy of the registration statement without charge or obtain a copy from the SEC upon payment of fees the SEC prescribes at the public reference facilities the SEC maintains in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      We are subject to the informational requirements of the Securities Exchange Act of 1934. We file periodic reports, proxy statements and other information with the SEC. You may inspect or copy these reports, proxy statements and other information at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of documents obtained at the SEC's public reference section will be at prescribed rates. You also may obtain copies of these reports by reference to Wilmington Trust Corporation on the SEC's Worldwide Web page (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which we have filed with the SEC, are incorporated in this Prospectus by reference:

      1.    Annual Report on Form 10-K for the year ended December 31, 1998;

      2.    Quarterly Report on Form 10-Q for the quarter ended March 31, 1999,

      3. The description of our common stock contained on pages 27 through 29 of the proxy statement of Wilmington Trust Company dated May 2, 1991; and

      4. The description of our preferred stock purchase rights contained in the Registration Statement on Form 8-A filed on January 28, 1995.

      All reports and other documents we subsequently file pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to filing a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, are deemed to be incorporated by reference in and to be a part of this prospectus from the date of filing those reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the registration statement or any other document subsequently filed that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement.

      We will provide without charge to each person to whom this prospectus is delivered, upon that person's written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. We will not provide exhibits to those documents, unless those exhibits are specifically incorporated by reference into the information this prospectus incorporates. Requests for those documents should be directed to: Wilmington Trust Corporation, Rodney Square North, 1100 Market Street, Wilmington, DE 19890, Attention: Thomas P. Collins, Vice President and Secretary. Mr. Collins' telephone number is (302) 651-1693.


                                 USE OF PROCEEDS


      We will not receive any proceeds from the sale of any shares by the Selling Shareholders. However, we will receive proceeds upon the exercise of options if the options are exercised and the exercise price is paid in cash. We will pay the costs associated with registering the shares underlying the options under the Securities Act and preparing this prospectus.


                              SELLING SHAREHOLDERS


      The following list sets forth the names of the Selling Shareholders, the number of shares of our common stock each owned at July 9, 1999 and the number of shares they may offer for resale by this prospectus.

      Pursuant to Rule 416 under the Securities Act, the Selling Shareholders also may offer and sell an indeterminate number of additional shares of common stock that may become issuable upon exercise of the Selling Shareholder options as a result of anti-dilution provisions contained in the Selling Shareholder options. Those additional shares are not included in the following table.




---------------------------------------------------------------------------------------
                          SHARES BENEFICIALLY
NAME OF SELLING             OWNED PRIOR TO      SHARES BEING  SHARES BENEFICIALLY OWNED
SHAREHOLDER                  OFFERING (1)       OFFERED (1)   AFTER OFFERING (2)
---------------------------------------------------------------------------------------
Gerald B. Cramer                  700               700                   0
---------------------------------------------------------------------------------------
Edward J. Rosenthal               700               700                   0
---------------------------------------------------------------------------------------
Jay B. Abramson                   700               700                   0
---------------------------------------------------------------------------------------
Arthur J. Pergament               700               700                   0
---------------------------------------------------------------------------------------
Ronald H. McGlynn                 700               700                   0
---------------------------------------------------------------------------------------
Fred M. Filoon                    700               700                   0
---------------------------------------------------------------------------------------
Eugene A. Trainor, III            700               700                   0
---------------------------------------------------------------------------------------
Lena Khatcherian                  700               700                   0
---------------------------------------------------------------------------------------
Michael J. Marrone                700               700                   0
---------------------------------------------------------------------------------------
Scott L. Geller                   700               700                   0
---------------------------------------------------------------------------------------
Kevin M. Chin                     700               700                   0
---------------------------------------------------------------------------------------
Michael A. Prober                 700               700                   0
---------------------------------------------------------------------------------------
Scott L. Scher                    700               700                   0
---------------------------------------------------------------------------------------
William R. Cline                  700               700                   0
---------------------------------------------------------------------------------------


                                     - 8 -


Linda L. O'Neal                 2,700               100               2,700
---------------------------------------------------------------------------------------


      Messrs. Cramer, Rosenthal, Abramson, Pergament, McGlynn, Filoon, Trainor, Marrone, Geller, Chin, Prober, Scher and Cline and Ms. Khatcherian are employees of Cramer Rosenthal McGlynn, LLC, an affiliate of ours. Ms. O'Neal, a part-time employee of one of our subsidiaries at the time we granted Selling Shareholders options to her, now is a full-time employee.

----------------------------

(1) Includes Selling Shareholder options for 700 shares of our common stock with respect to each Selling Shareholder other than Ms. O'Neal and Selling Shareholder options for 100 shares of our common stock with respect to Ms. O'Neal. The Selling Shareholders can convert each option into one share of our common stock. The exercise price per share of each of those options is $62.375. The options may be exercised one year after grant and until ten years after grant. The number of shares of common stock issuable on exercise of those options and the exercise price per share may be adjusted in certain circumstances.

(2) Assumes the sale of all shares underlying the Selling Shareholder options. None of the Selling Shareholders will own more than one percent of our stock after this offering.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders and their pledgees, donees and tranferees or other successors in interest may transfer the shares underlying their options directly to one or more purchasers (including pledgees) or through brokers or dealers who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices, which may be changed.

      The shares may be transferred in one or more of the following methods:

      1. Ordinary brokers' transactions, which may include long or short sales;

      2. Purchases by brokers or dealers as principal and resale by those purchasers for their own accounts pursuant to this prospectus;

      3. "At the market" to or through market makers or into an existing market for our common stock; or

      4. In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents.

            In addition, the Selling Shareholders or their successors in interest may enter into hedging transactions with broker-dealers, who may engage in short sales of shares of our common stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders, or their successors in interest, also may enter into option or other transactions with broker-dealers that require delivery by those broker-dealers of the shares, which may then be resold pursuant to this prospectus.

       In addition, the Selling Shareholders may, from time to time, sell short our common stock. In those instances, this prospectus may be delivered in connection with those short sales and the shares may be used to cover such short sales. Any or all of the sales or other transactions involving the shares described above, whether effected by the Selling Shareholders, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

       From time to time, the Selling Shareholders may transfer, pledge, donate or assign their shares to lenders, family members and others. Each of those persons, upon acquiring the shares, will be deemed to be a "Selling Shareholder" for purposes of this prospectus. The plan of distribution for shares sold through this prospectus will remain unchanged, except that the transferees, pledgees, donees or other successors will then be Selling Shareholders under this prospectus. If we are notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares of our stock, we will file a supplement to this prospectus.

       Brokers, dealers or agents participating in the distribution of the shares underlying the Selling Shareholder options as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the shares for whom those broker-dealers act as agent, or to whom they may sell as principal or both. That compensation to a particular broker-dealer may be less than or in excess of customary commissions. The Selling Shareholders and any broker-dealers who act in connection with the sale of those shares may be deemed to be "underwriters" under the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any Selling Shareholder can presently estimate the amount of that compensation. We know of no existing arrangements between any Selling Shareholder and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares underlying the Selling Shareholder options.

       Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for one business day prior to the commencement of that distribution and ending upon that person's completion of participation in the distribution, subject to certain exceptions for passive market-making transactions. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, which may limit the timing of purchases and sales of our stock by the Selling Shareholders.

       At the time a particular offer of shares is made, to the extent required we will distribute a supplemental prospectus that will set forth the number of shares being offered and the terms of the offering, including the name or names of the Selling Shareholders and any dealers or agents, the purchase price paid for the shares and any discounts, concessions or commissions allowed or reallowed or paid to dealers.


       To comply with the securities laws of certain states, if applicable, the shares underlying the Selling Shareholder options may be sold in those jurisdictions only through registered or licensed brokers or dealers.

                          1996 LONG-TERM INCENTIVE PLAN

      We also may grant additional options to purchase up to 6,000 shares of our common stock in the future to the Selling Shareholders and to other individuals who are not our full-time employees. If granted, these additional options would be granted under our 1996 Long-Term Incentive Plan. The following is a summary of the material provisions of that plan, and is qualified in its entirety by reference to the complete text of that plan.

      ADMINISTRATION

      The Compensation Committee of our Board, comprised solely of non-employee directors, currently administers the Long-Term Incentive Plan. The Compensation Committee is elected annually, and determines the individuals who are eligible for and granted awards, including additional options, under the plan, the amount and type of awards and establishes rules and guidelines relating to the plan.

      The Long-Term Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

      ADDITIONAL OPTION TERMS

      Additional options granted under the Long-Term Incentive Plan to individuals other than full-time employees of us and our subsidiaries will be nonstatutory stock options. Options are contractual rights entitling the person who receives the option to purchase a stated number of shares of our common stock at a price established at the time the option is granted. Each option will be evidenced by a written agreement between us and the optionee. Each such option agreement will state the number of shares subject to the option and the exercise price per share. The exercise price per share for the additional options will not be less than 100% of the fair market value per share of our common stock on the date the option is granted.

      The exercise price for each additional option will be payable in cash, unless the option agreement provides for another form of payment, such as delivery of previously-acquired shares of our common stock equal in value to the exercise price.

      Additional options will not be transferable or assignable by the optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during an optionee's lifetime only by the optionee.

      The common stock to be issued upon exercise of additional options will be authorized and unissued shares or issued shares we have reacquired and hold in treasury.

      TERMINATION OF EMPLOYMENT

      Under the Long-Term Incentive Plan, unless the Compensation Committee determines otherwise, an optionee's options expire (1) on the termination of the optionee's employment for any reason other than the optionee's retirement, disability or death or (2) the earlier of (a) three years after the date of the optionee's retirement, disability or death or (b) the scheduled expiration date of the optionee's options.

      ADJUSTMENTS UPON CHANGES IN COMMON STOCK


      In the event of a reorganization, reclassification, recapitalization, stock dividend or stock split of our common stock or combination or other change in our capitalization, to prevent the dilution or enlargement of rights under awards, the Compensation Committee will make adjustments it deems appropriate in the number of shares authorized to be issued under the Long-Term Incentive Plan and the terms of outstanding awards. As a result of these anti-dilution provisions, pursuant to Rule 416 under the Securities Act, optionees also may offer and sell an indeterminate number of additional shares of common stock that may become exercisable upon exercise of additional options.


      AMENDMENT AND TERMINATION

      Subject to the Board's right to terminate the Long-Term Incentive Plan earlier, the plan will terminate on April 18, 2000. The Board may alter or amend the plan at any time, but it generally may not, without the approval of our shareholders, make any alteration or amendment to the plan if shareholder approval would be required to maintain the plan's compliance with SEC Rule 16b-3. No amendment of the plan will adversely affect or impair the rights of an optionee with respect to an award previously granted without the participant's consent. Termination of the plan will not affect awards previously granted.


      CHANGE IN CONTROL

      Upon a change in control of Wilmington Trust, all options granted under the Long-Term Incentive Plan will become exercisable immediately. A change in control includes:

      1. A consolidation or merger of Wilmington Trust Company or us with a third party.

      2. A transfer of substantially all of Wilmington Trust Company's or our assets to a third party or a complete liquidation or dissolution of us or Wilmington Trust Company;

      3. A third party acquires any combination of beneficial ownership of and voting proxies for more that 15% of Wilmington Trust Company's or our voting stock or the ability to control the election of Wilmington Trust Company's or our directors or the management or policies of Wilmington Trust Company or us;

      4. The persons serving as our directors as of February 29, 1996, and those replacements or additions subsequently nominated by that Board of Directors or by persons nominated by them or their nominees, are no longer at least a majority of our Board; or

      5. A regulatory agency determines that a change in control of us has occurred.

      CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The Federal income tax consequences to an optionee generally are as set forth below. However, each optionee is urged to consult his or her personal tax advisor with respect to the application of Federal income tax laws to his or her personal circumstances, changes in those laws and the possible effects of state and other taxes.

      An optionee generally does not recognize taxable income upon the grant of a nonstatutory stock option. However, upon exercise of that option, the optionee will recognize ordinary income equal to the amount by which the fair market value of the common stock acquired upon exercise exceeds the exercise price.

      If the optionee later sells that common stock, the difference between the amount realized on the sale and the optionee's tax basis in that stock (generally, the sum of the exercise price plus the amount of any ordinary income recognized upon exercise) will be taxed as short-term or long-term capital gain or loss, depending on how long the optionee held the stock.

      EXERCISES USING COMMON STOCK

      The Long-Term Incentive Plan permits optionees, with the Compensation Committee's approval, to pay the exercise price of an option by delivering to us shares of our common stock. In general, the Federal income tax consequences of the exercise of a nonstatutory stock option described above are not altered by using previously-acquired shares of common stock to pay the exercise price. An optionee who exercises an option in this manner will not recognize capital gain with respect to the shares of common stock delivered in payment of the exercise price.

      OTHER TAX CONSEQUENCES

      An optionee's employer will be entitled to a deduction for Federal income tax purposes in the year in which the optionee recognizes ordinary income with respect to the exercise of a nonstatutory stock option. The deduction will equal the amount the optionee recognizes as ordinary income.

      The employer may satisfy applicable withholding tax obligations that arise by withholding appropriate amounts from the optionee or by requiring the optionee to remit sufficient amounts of tax to it.

                                  LEGAL MATTERS


      One of our lawyers has issued an opinion about the legality of the shares covered by this prospectus for us and the Selling Shareholders.

                                     EXPERTS

      The consolidated financial statements of Wilmington Trust Corporation and its subsidiaries incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report dated January 22, 1999, accompanying those financial statements incorporated by reference in that Form 10-K and are incorporated by reference in this registration statement in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the expenses we expect to incur in connection with the sale and distribution of the shares of common stock being registered hereby. With the exception of the registration fee, all amounts shown are estimates.

      Securities and Exchange Commission Registration Fee......$    182.35
      Accounting Fees and Expenses.............................   2,500.00
      Legal Expenses...........................................   2,500.00
                                                               -----------
            Total..............................................$  5,182.35
                                                               ===========
      ---------------------


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Restated Certificate of Incorporation provides that a director will not be liable to Wilmington Trust or its stockholders for monetary damages for breach of fiduciary duty as a director, unless that limitation on liability is not permitted under Delaware's General Corporation Law. Our Bylaws provide that we will indemnify a person threatened to be made a party or otherwise involved in any proceeding because he or she is or was our director or officer, or is or was serving at our written request as a director, officer, employee or agent of another entity, against liability that person suffers and expenses that person incurs. We must indemnify a person in connection with a proceeding that person initiates only if our Board of Directors authorized that proceeding.

      Section 145 of Delaware's General Corporation Law provides that a corporation may indemnify its officers, directors, employees and agents (or persons who served, at the corporation's request, as officers, directors, employees or agents of another corporation) against expenses they incur in defending any action as a result of being a director, officer, employee or agent if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests. In the case of any criminal action or proceeding, the individual must have had no reason to believe his conduct was unlawful.

ITEM 16.    EXHIBITS.

EXHIBIT
NUMBER                  DESCRIPTION


 5    Opinion of Gerard A. Chamberlain, Esquire.(1)
23.1  Consent of Ernst & Young LLP.
23.2  Consent of Gerard A. Chamberlain, Esquire (included in Exhibit 5).
24    Power of Attorney (included on signature page).(1)

----------------------------

(1)   Previously filed.


ITEM 17.    UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect
                              to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 and that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Wilmington, Delaware on July 9, 1999.



                        WILMINGTON TRUST CORPORATION




                        By:  /s/ David R. Gibson
                             --------------------------------
                                 David R. Gibson
                                 Senior Vice President and
                                 Chief Financial Officer




      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

            SIGNATURE                     TITLE                          DATE
            ---------                     -----                          ----


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Ted T. Cecala                         Chairman of the Board,             July 9, 1999
------------------------------        Chief Executive Officer
Ted T. Cecala                         and Director
                                      (Principal Executive Officer)


/s/ David R. Gibson                   Senior Vice President and          July 9, 1999
------------------------------        Chief Operating Officer
David R. Gibson                       (Principal Financial Officer and
                                      Principal Accounting Officer)


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Robert V. A. Harra, Jr.               President, Chief Operating         July 9, 1999
------------------------------        Officer, Treasurer and
Robert V. A. Harra, Jr.               Director


                                     - 18 -

/s/ Gerard A. Chamberlain
Attorney-in-Fact for
Carolyn S. Burger                     Director                           July 9, 1999
------------------------------
Carolyn S. Burger


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Richard R. Collins                    Director                           July 9, 1999
------------------------------
Richard R. Collins


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Charles S. Crompton, Jr.              Director                           July 9, 1999
------------------------------
Charles S. Crompton, Jr.


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
H. Stewart Dunn, Jr.                  Director                           July 9, 1999
------------------------------
H. Stewart Dunn, Jr.


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Edward B. duPont                      Director                           July 9, 1999
------------------------------
Edward B. duPont


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
R. Keith Elliott                      Director                           July 9, 1999
------------------------------
R. Keith Elliott


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Andrew B. Kirkpatrick, Jr.            Director                           July 9, 1999
------------------------------
Andrew B. Kirkpatrick, Jr.


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Rex L. Mears                          Director                           July 9, 1999
------------------------------
Rex L. Mears


                                     - 19 -

/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Hugh E. Miller                        Director                           July 9, 1999
------------------------------
Hugh E. Miller


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Stacey J. Mobley                      Director                           July 9, 1999
------------------------------
Stacey J. Mobley

/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Leonard W. Quill                      Director                           July 9, 1999
------------------------------
Leonard W. Quill


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
David P. Roselle                      Director                           July 9, 1999
------------------------------
David P. Roselle


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
H. Rodney Sharp, III                  Director                           July 9, 1999
------------------------------
H. Rodney Sharp, III


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Thomas P. Sweeney                     Director                           July 9, 1999
------------------------------
Thomas P. Sweeney


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Mary Jornlin-Theisen                  Director                           July 9, 1999
------------------------------
Mary Jornlin Theisen


/s/ Gerard A. Chamberlain,
Attorney-in-Fact for
Robert W. Tunnell, Jr.                Director                           July 9, 1999
------------------------------
Robert W. Tunnell, Jr.



                                     - 20 -